                                                                    EXHIBIT 2.14

                            ASSET PURCHASE AGREEMENT

                                      dated

                                as of May 1, 2001

                                  By and Among

                                    iPAY, LLC
                     (A Kentucky Limited Liability Company)

                                       And

                                   NETZEE, INC.
                             (A Georgia Corporation)

                                       And

                                CALL ME BILL, LLC
                     (A Kentucky Limited Liability Company)

                                TABLE OF CONTENTS

THE PURCHASE...................................................................................1
         The Business..........................................................................1
         Purchase and Sale of the Assets.......................................................1
         Retained Assets.......................................................................2
         Liabilities...........................................................................2
         Hacker Liabilities....................................................................2
         Time and Place of Closing.............................................................2

OFFICERS AND DIRECTORS OF THE COMPANIES........................................................3
         Resignations..........................................................................3

PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE...................................................3
         Purchase Price........................................................................3
         Payment of Purchase Price.............................................................3
         Allocation of Purchase Price..........................................................3

RULES OF CONSTRUCTION..........................................................................3

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES................................................4
         Organization..........................................................................4
         Authority; No Violation...............................................................5
         Financial Information and Liabilities.................................................5
         Broker's and Other Fees...............................................................5
         Absence of Certain Changes or Events..................................................6
         Legal Proceedings.....................................................................6
         Taxes and Tax Returns.................................................................6
         Employee Benefit Plans and Relations..................................................7
         Compliance with Applicable Laws.......................................................7
         Certain Contracts.....................................................................7
         Properties and Insurance..............................................................8
         Environmental Matters.................................................................8
         Intellectual Property.................................................................8
                  Ownership....................................................................8
                  Procedures for Copyright Protection..........................................8
                  Procedure for Trade Secret Protection........................................9
                  Ownership of Software........................................................9
                  Absence of Claims............................................................9
                  Disclaimer of Certain Warranties.............................................9
         Adequacy of Technical Documentation...................................................9
         Third-Party Components in Software....................................................9
         Third-Party Interests or Marketing Rights in Software.................................9
         Absence of Certain Agreements and Practices..........................................10
         Labor Relations......................................................................10
         Disclosure...........................................................................10
         Knowledge of Purchaser...............................................................10

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...............................................11
         Corporate Organization...............................................................11
         Authority; No Violation..............................................................11
         Broker's and Other Fees..............................................................11
         Legal Proceedings....................................................................11
         Disclosure...........................................................................12

COVENANTS AND AGREEMENTS OF THE PARTIES.......................................................12
         Conduct of Business..................................................................12
         Negative Covenants...................................................................12
         No Solicitation......................................................................12
         Current Information..................................................................13
         Access to Properties and Records.....................................................13
         Regulatory Matters; Consents; Cooperation, etc.......................................13
         Parties' Efforts; Further Assurances; Cooperation....................................13
         Public Announcements.................................................................13
         Failure to Fulfill Conditions........................................................14
         Disclosure Supplements...............................................................14
         Release; Covenant Not to Sue.........................................................14
         Cooperation and Exchange of Information..............................................15
         Tax Returns..........................................................................15
         New Accounts; Set Up Fees............................................................15
         Software Bugs........................................................................15
         Timely Payment of Certain Accounts Payable...........................................15

CLOSING CONDITIONS............................................................................15
         Conditions of Each Party's Obligations Under this Agreement..........................15
                  Approvals and Regulatory Filings............................................15
                  Suits and Proceedings.......................................................15
         Conditions to the Obligations of the Purchaser under this Agreement..................15
                  Representations and Warranties; Covenants and Agreements; Consents..........15
                  Certificates................................................................16
                  Noncompetition and Confidentiality Agreements...............................16
                  No Material Adverse Effect on the Companies.................................16
                  Release of Obligations......................................................16
                  Escrow Agreement............................................................16
                  Closing.....................................................................16
                  Assignment of Lease.........................................................16
                  Bill of Sale, Assignment and Assumption Agreement; Conveyance Documents.....16
                  Other Documents.............................................................16
         Conditions to the Obligations of the Companies under this Agreement..................16
                  Representations and Warranties; Covenants and Agreements; Consents..........16
                  Certificates................................................................16
                  Escrow Agreement............................................................16
                  Purchase Price..............................................................16
                  Assignment of Lease.........................................................16
                  Bill of Sale, Assignment and Assumption Agreement...........................17
                  Other.......................................................................17

TERMINATION...................................................................................17
         Termination..........................................................................17

         Effect of Termination................................................................17
         Specific Performance.................................................................17

SURVIVAL......................................................................................17
         Survival.............................................................................17

INDEMNIFICATION...............................................................................17
         Indemnification by the Companies.....................................................17
         Indemnification by Purchaser.........................................................18
         Claims for Indemnification...........................................................18
                  Procedure...................................................................18
                  Excluded Costs..............................................................18
                  Insurance...................................................................18
                  Period to Settle............................................................18
         Defense of Claim by Third Parties....................................................19
         Third Party Claim Assistance.........................................................19
         Settlement of Indemnification Claims.................................................19
         Manner of Indemnification............................................................19
         Certain Limitations..................................................................19
         Indemnification is Exclusive Remedy..................................................20

MISCELLANEOUS.................................................................................20
         Expenses.............................................................................20
         Notices..............................................................................20
         Parties in Interest..................................................................21
         Entire Agreement.....................................................................21
         Counterparts.........................................................................21
         Governing Law........................................................................21
         Invalidity of any Part...............................................................21
         Time of the Essence; Computation of Time.............................................21
         Amendment............................................................................21
         Extension; Waiver....................................................................21

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is dated and effective as of May 1, 2001, by and among IPAY, LLC, a Kentucky limited liability company (the "PURCHASER"), CALL ME BILL, LLC, A KENTUCKY LIMITED LIABILITY COMPANY ("CMB") and NETZEE, INC., a Georgia corporation ("NETZEE") (for purposes of this Agreement, CMB and Netzee shall be collectively referred to as the "COMPANIES"). The Purchaser, Netzee and CMB are hereinafter collectively called the "PARTIES."

                                   WITNESSETH:

         WHEREAS, the Parties have agreed that it is in their best interests for the Purchaser to purchase from the Companies and the Companies to sell to the Purchaser certain of the assets of the Companies that are used in connection with the Business (as defined herein); and

         WHEREAS, the Parties acknowledge that, prior to and after Netzee's acquisition of CMB on September 3, 1999, certain members, managers and officers of the Purchaser (including Dana Smolenski, who is the President and Chief Executive Officer of the Purchaser) have been actively involved in the day-to-day operation of the Business and the Companies and are familiar with the Business and the Companies;

         WHEREAS, based in part upon such familiarity with the operations of the Business and the Companies, the Purchaser desires to purchase from the Companies, and the Companies desire to sell to the Purchaser, the Assets (as defined herein), subject to all of the terms, covenants, conditions and agreements contained in this Agreement; and

         WHEREAS, the Boards of Directors of each of the Purchaser, CMB and Netzee have approved, and the sole member of CMB has approved, the purchase and sale of the Assets upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1
                                  THE PURCHASE

         1.1 THE BUSINESS. For purposes of this Agreement and any other Purchase Agreements, the term "Business" shall mean Netzee's and CMB's business of providing bill payment products and services to customers from the Company's Elizabethtown, Kentucky office to the financial institutions and property management companies listed in Schedule 1.1. The term "Acquired Contracts" shall mean those financial institution and property management contracts set forth on
Schedule 1.1 to be sold to the Purchaser by the Companies.

         1.2 PURCHASE AND SALE OF THE ASSETS. Subject to and upon the terms and conditions set forth in this Agreement, as of the Closing Date, the Companies will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase or acquire from the Companies, all right, title and interest of the Companies in and to the following assets of the Companies (collectively, the "Assets"):

                  (a) all of the rights of the Companies under the Acquired Contracts, and all arrangements, licenses, leases and other agreements related thereto, including, without limitation, all contracts and deposit agreements with the financial institutions and property management groups listed on
Schedule 1.2(a), any right to receive payment for products sold or services rendered on and after the Closing Date pursuant to the Acquired Contracts and the other agreements described in this Section 1.2(a), and any right to assert claims and take other rightful actions in respect of breaches, defaults and other violations thereof;

                  (b) the specific items of hardware, software, furniture, fixtures, workstations, phones, licenses and similar property of the Business set forth on Schedule 1.2(b) exclusive of associated liabilities unless expressly assumed;

                  (c) all rights in and to products sold or leased, and any inventory of the Business in the Elizabethtown, Kentucky location;

                  (d) such rights (including but not limited to all related intellectual property rights) in and to: (1) all proprietary or custom software (including all object and source code) and related documentation used by the Companies in the Business, including all upgrades and modifications thereto developed prior to the Closing Date; and (2) any products under research or development prior to the Closing Date (including all related intellectual property rights); and certain software and documentation, each as provided in a Software License Agreement to be entered into between Purchaser and the Companies (the "Software License Agreement"), in the form attached hereto as
Exhibit 1.2(d);

                  (e) all intellectual property and all rights thereunder set forth on Schedule 1.2(e) or in respect thereof primarily relating to or used or held for use in connection with the Business, including, but not limited to, the business name and trademark "Call Me Bill", all causes of action (whether known or unknown), rights to bring suit for and to recover and enforce all remedies against any past, present and future infringements thereof or other violation of rights therein, and all rights of priority and rights to seek protection of all interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (together with all intellectual property rights included in the other clauses of this Section);

                  (f) at or promptly following the Closing, the Companies shall provide to Purchaser, at Companies' expense, accurate, complete and legible copies of all books, records, manuals and other materials (in any form or medium) relating to the Assets, including, without limitation, all advertising materials, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting and financial records, sales order files and litigation files;

                  (g) all rights of the Companies to any causes of action, lawsuits, judgments, claims and demands against any person (but not including any claims against the Companies or the assets acquired hereunder) with respect to the ownership, use, function or value of any Assets, whether arising by way of counterclaim or otherwise;

                  (h) all guarantees, warranties, indemnities and similar rights in favor of the Companies with respect to any Asset; and

                  (i) all leasehold interests used in the Business listed on Schedule 1.2(i) and an assignment of the lease for the office space leased for the Business by the Companies in Elizabethtown, Kentucky pursuant to the terms of an assignment agreement attached hereto as Exhibit 1.2(i) (the "Assignment of Lease").

         1.3 RETAINED ASSETS. The Company shall retain, and the Purchased Assets shall not include, the following assets (collectively, the "RETAINED ASSETS"):

                  (a) the consideration to be delivered to the Companies pursuant to this Agreement together with the Companies' rights under this Agreement;

                  (b) any and all other assets of the Companies not set forth above, including all revenue generated by the Business (including the Acquired Contracts) prior to the Closing Date, except as provided in this Agreement; and

                  (c)      the Companies' minute book, stock book and seal.

         1.4 LIABILITIES. Notwithstanding any other provision of this Agreement or the other Purchase Agreements, Purchaser shall not assume or be responsible for, and the Companies shall, in accordance with and pursuant to
Article 11 hereof, indemnify Purchaser and hold Purchaser harmless from, any liabilities, obligations or commitments of the Companies relating to or arising out of the operation of the Business or the ownership of the Assets prior to the Closing (the "Excluded Liabilities"), other than the liabilities listed on
Schedule 1.4, which Purchaser agrees to assume at the Closing (the "Assumed Liabilities").

         1.5 HACKER LIABILITIES. Purchaser shall not assume or be responsible for, and, in accordance with and pursuant to Article 11 hereof, the Companies shall hold Purchaser harmless and indemnify Purchaser from any liabilities, obligations or commitments and against any Indemnifiable Damages (as defined Section 11.1) with respect to, or arising from the invasion and/or disruption of the Companies' computer system, the corruption of the Companies' software by an unauthorized person (or persons) or from fraudulent or otherwise unauthorized access to customer or other accounts administered or maintained by the Companies. Protection of Purchaser from such "hacker liabilities" shall apply to events occurring prior to Closing regardless of when discovered, provided that such discovery is not later than May 1, 2002. It is further provided that the Companies' indemnification obligation for "Hacker Liabilities" is conditioned upon Purchaser maintaining the security systems and procedures currently in place to prevent such events from occurring. Purchaser, in its reasonable discretion, may modify, expand, or replace such security systems and procedures with security systems and procedures of an equal or greater protective capacity. The Companies' indemnification obligation for "hacker liabilities" shall not extend to consequential damages; provided that should such an event result in Purchaser losing its contract with one of the financial institutions or property management companies listed on Schedule 1.1, within 90 days of Closing, the Companies shall reimburse Purchaser for that portion of the Purchase Price attributable to such contract, less any revenues received by Purchaser pursuant to such contract.

         1.6 TIME AND PLACE OF CLOSING. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place by facsimile signatures and overnight delivery. The Parties will use commercially reasonable efforts to cause the Closing to occur on or before May 1, 2001, or at such later time as Purchaser and the Companies may agree, provided the Closing shall be effective as of May 1, 2001 (the "CLOSING DATE") subject to the provisions of Article 9. The Closing shall be effective as of 12:01 a.m. on the Closing Date. At the Closing, the parties shall execute and deliver the certificates, opinions and other instruments and documents referred to in
Article 8.

                                    ARTICLE 2
                     OFFICERS AND DIRECTORS OF THE COMPANIES

         2.1 RESIGNATIONS. Effective immediately upon the Closing, the current managers, officers and employees of the Companies set forth on Schedule
2.1 shall resign their current positions as managers, officers and/or employees of the Companies and the Companies shall pay such managers, officers and employees their salaries, commissions, retention bonuses and sales and travel expenses payable through the Closing Date; provided, however, that with respect to Maria Judy, she shall resign her employment with the Companies upon execution of this Agreement and shall become an employee of Purchaser, which shall pay her salary, commissions, retention bonus and sales and travel expenses from the date of this Agreement.

                                   ARTICLE 3
                  PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE

         3.1 PURCHASE PRICE. Subject to the terms of this Agreement and the related agreements and documents, the purchase price ("PURCHASE PRICE") for the Assets shall be $1,275,000.

         3.2 PAYMENT OF PURCHASE PRICE. At the Closing, the Purchaser shall pay the Purchase Price to the Company by delivering:

                  (a) to the escrow agent designated in the Escrow Agreement in the form of Exhibit 3.2(a) hereto ("Escrow Agreement"), cash in the amount of $50,000; and

                  (b) to The Intercept Group, Inc. ("Intercept") on behalf of the Companies and as agent for Intercept and John H. Harland Company pursuant to a Consent Letter attached as Exhibit 3.2(b), by wire transfer of immediately available funds, the total amount of $1,225,000.00.

         3.3 ALLOCATION OF PURCHASE PRICE. The parties hereby agree to allocate the Purchase Price among the Assets in accordance with Schedule 3.3.

                                    ARTICLE 4
                              RULES OF CONSTRUCTION

                  In the interpretation of this Agreement, unless otherwise provided or the context otherwise requires:

                  (a) The singular includes the plural and vice versa and, in particular (but without limiting the generality of the foregoing), any word or expression defined in the singular has the corresponding meaning used in the plural and vice versa;

                  (b) Any reference to any gender includes the other gender;

                  (c) Any reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital is a reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital of this Agreement;

                  (d) Any reference to any agreement, instrument or other document (i) shall include all appendices, exhibits and schedules thereto and all agreements, documents or other writings incorporated by reference therein, and (ii) shall be a reference to such agreement, instrument or other document as amended, supplemented, modified, suspended, restated or novated from time to time;

                  (e) Any reference to any statute shall be construed as including all statutory provisions consolidating, amending or replacing such statute and all governmental regulations and rules promulgated thereunder;

                  (f) Any reference to "WRITING" includes printing, typing, lithography and other means of reproducing words in a visible form;

                  (g) Any reference to a time or date or to a local time or date is a reference to the time and date in Louisville, Kentucky;

                  (h) The headings and Article, Section and paragraph numbering contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement, nor shall such headings and numbering be used in any manner to aid in the construction of this Agreement;

                  (i) References herein to the "COMPANY DISCLOSURE SCHEDULES" mean the disclosure schedules, dated as of the date hereof, which have been delivered by the Companies to the Purchaser and all other documents, agreements, and other items disclosed by the Companies in writing to the Purchaser and attached to such schedules in connection with this

Agreement, and references to a numbered Company Disclosure Schedule shall mean that portion of the Company Disclosure Schedules that refers to the specific section or subsection of Article 5 of this Agreement;

                  (j) The term "DISCLOSED BY PURCHASER" means and includes, with respect to information concerning any event, fact or circumstance, information contained in the Purchaser's Disclosure Schedules, in this Agreement and the other Purchase Agreements;

                  (k) The term "INCLUDING" means "including, without limitation";

                  (l) The term "GOVERNMENTAL AUTHORITY" means any United States federal, state or local, or foreign, governmental, regulatory or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body;

                  (m) The term "KNOWLEDGE" as used with respect to Netzee, CMB or the Companies (including any references to Netzee, CMB or the Companies being aware of a particular matter) means the actual knowledge of any of the following named or designated representatives of the Companies: Donny Jackson, Rick Eiswirth, all other executive officers of the Companies, Jarett Janik, Rich Smith, Angela Nall, Pat Bauer and Robert Horton. The term "Knowledge" as used with respect to the Purchaser means the actual knowledge of any of the following named or designated representatives of the Purchaser: Dana Smolenski, Michael Bowers, or any of the current employees of Netzee based in Elizabethtown, Kentucky.

                  (n) The term "MATERIAL ADVERSE EFFECT" with respect to a person or entity means any circumstance of, change in, or effect on the business and affairs of such person or entity or any of its Subsidiaries thereof that, individually or in the aggregate with any other circumstance of, change in, or effect on, the business and affairs of such person or entity and its
Subsidiaries: (i) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, results of operations or financial condition of such person or entity and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to materially adversely affect the ability of such person or entity and its Subsidiaries to operate or conduct its or their business and affairs in the manner in which it is currently operated or conducted or contemplated by such person or entity to be operated or conducted provided, however, that a Material Adverse Effect shall not include any effect to the extent resulting from (i) any change in generally applicable economic, business or financial market conditions, (ii) any generally applicable change in the Company's industry or (iii) any change in Laws (as defined in Section 5.2(b)) or in generally accepted accounting principles;

                  (o) The term "PERSON" means any individual, partnership, limited liability company, firm, corporation, association, trust, joint venture, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

                  (p) References herein to the "PURCHASER DISCLOSURE SCHEDULES" mean the disclosure schedules, dated as of the date hereof, which have been delivered by the Purchaser to the Company and all other documents, agreements and other items disclosed by the Purchaser in writing to the Companies and attached to such schedules in connection with this Agreement, and references to a numbered Purchaser Disclosure Schedule shall mean that portion of the Purchaser Disclosure Schedules that refers to the specific section or subsection of Article 6;

                  (q) The term "SUBSIDIARY" means any corporation, partnership, limited liability company, joint venture or other legal entity in which a specified person or entity, directly or indirectly, owns or controls the voting of at least a 50% share or other equity interest or for which such person or entity, directly or indirectly, acts as a general partner or managing member; and

                  (r) Each of the Parties acknowledges that it has had the opportunity to negotiate the terms and provisions of this Agreement, with the assistance and review of its counsel. This Agreement, therefore, shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

                                    ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

         To induce the Purchaser to enter into this Agreement and the other Purchase Agreements, Netzee and CMB, jointly and severally, hereby represent and warrant to the Purchaser as follows:

         5.1 ORGANIZATION. Netzee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. CMB is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky. Netzee and CMB have the requisite power and authority to own or lease all of their properties and assets and to carry on their business and the Business as it is now being conducted and are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the nature of the Business or the character or location of the Assets owned or leased by them makes such licensing or qualification necessary, except where the failure of

Netzee or CMB to be licensed, qualified or in good standing would not have and is not reasonably likely to have a Material Adverse Effect on Netzee or CMB.

         5.2      AUTHORITY; NO VIOLATION.

                  (a) Except as disclosed on Company Disclosure Schedule 5.2(a) (collectively, the "COMPANY APPROVALS"), no consents, approvals, authorizations, clearances or orders of, filings or registrations with or notices to (collectively "AUTHORIZATIONS") any third party or any Governmental Authority are necessary on behalf of the Companies in connection with (i) the execution and delivery by the Companies of this Agreement and the other Purchase Agreements, (ii) the consummation by the Companies of the transactions contemplated hereby and thereby and (iii) the performance of the Companies' obligations under this Agreement and the other Purchase Agreements. The Companies have the full requisite power and authority to execute and deliver this Agreement and the other Purchase Agreements and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Purchase Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Netzee and CMB and the sole member of CMB in accordance with the governing instruments of Netzee and CMB and with applicable Laws (as defined below). Except for the Company Approvals, no other requisite proceedings on the part of Netzee or CMB are necessary for Netzee and CMB to execute and deliver this Agreement and the other Purchase Agreements to which each of them is a party and for Netzee and CMB to be bound by the terms hereof and thereof. This Agreement and the other Purchase Agreements to which each of them is a party have been duly and validly executed and delivered by Netzee and CMB and constitutes the valid and binding obligation of Netzee and CMB enforceable against Netzee and CMB in accordance with its and their terms, subject to bankruptcy, insolvency and similar laws of general application relating to or affecting creditors rights and to general equitable principles.

                  (b) Except as set forth on Company Disclosure Schedule 5.2(a), neither the execution and delivery by Netzee and CMB of this Agreement and the other Purchase Agreements to which each of them is a party, nor the consummation by Netzee and CMB of the transactions contemplated hereby and thereby in accordance with the other terms hereof and thereof, nor compliance by Netzee and CMB with any of the terms or provisions hereof or thereof, will: (i) violate any provision of Netzee's or CMB's governing instruments; (ii) assuming that the Company Approvals are duly obtained, violate any United States federal, state or local or foreign statute, code, ordinance, rule, regulation, judgment, order, writ, ruling, decree or injunction of any Governmental Authority (collectively, "LAWS") applicable to the Company or the Business or any of Netzee's or CMB's respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, mortgage, security interest, pledge, charge, other right of third parties or other encumbrance (collectively, "LIENS") upon any of the Assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Netzee or CMB is a party, or by which either of them or any of the Assets may be bound or affected except, with respect to
(ii) or (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Companies, and which will not prevent or delay the consummation of the transactions contemplated hereby.

         5.3      FINANCIAL INFORMATION AND LIABILITIES.

                  (a) Company Disclosure Schedule 5.3(a) sets forth copies of: (i) an unaudited statement of revenue and expenses for all operations being conducted by the Companies in Elizabethtown, Kentucky for the period ended March 31, 2001, and (ii) a list of gross revenue received by the Companies from each financial institution that is a party to any of the Acquired Contracts (collectively, the "BUSINESS FINANCIAL INFORMATION").

                  (b) Except as set forth on Company Disclosure Schedule 5.3(b), to the Companies' Knowledge, the Companies have no liabilities or obligations of any nature whether known or unknown contingent, absolute, accrued or otherwise ("LIABILITIES") relating to or affecting the Business or the Assets, except for current liabilities incurred in the ordinary course of business.

                  (c) Except as disclosed in Company Disclosure Schedule 5.3(c), since March 31, 2001, there has not been any change, occurrence or circumstance affecting the results of operations or financial condition of the Business that has had, individually or in the aggregate, a Material Adverse Effect on the Business or which is reasonably likely to have a Material Adverse Effect on the Business, other than changes, occurrences and circumstances disclosed by the Companies on the Company Disclosure Schedules.

         5.4 BROKER'S AND OTHER FEES. Except as disclosed in Company Disclosure Schedule 5.4, the Companies have not employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement and the other Purchase Agreements.

         5.5      ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  (a) Except as disclosed in Company Disclosure Schedule 5.5(a) and except for changes in the economy and other factors generally affecting the market for the Companies' services, the Companies do not have Knowledge of any existing facts or conditions which it reasonably believes to be likely to cause a Material Adverse Effect on the Business in the next twelve months.

                  (b) Except as set forth in Company Disclosure Schedule 5.5(b), to the Knowledge of the Companies, the Companies have not taken or permitted any of the actions set forth in Section 7.2 with respect to the Business, since December 31, 2000 and, except for execution of this Agreement, the Companies have conducted the Business only in the ordinary course, consistent with past practice. Since September 3, 1999, the Companies have not taken or permitted any of the actions set forth in Section 7.2 with respect to the Business that are not reflected in the Business Financial Information.

         5.6      LEGAL PROCEEDINGS. Except as disclosed in Company Disclosure
Schedule 5.6, the Companies are not a party to any, and there are no pending or, to the Companies' Knowledge, threatened legal, administrative, arbitral or other proceedings, claims or actions of any nature against the Companies that affect or relate to the Business or the Assets. To the Knowledge of the Companies, there are no pending or threatened governmental investigations of any nature against the Companies that affect or relate to the Business or the Assets. Except as disclosed in Company Disclosure Schedule 5.6, to the Knowledge of Netzee since August 25, 1999 and to the Knowledge of CMB since September 3, 1999, the Companies are not a party to any order, judgment or decree entered in any lawsuit or proceeding that could affect or relate to the Business or the Assets. Without limiting the foregoing, except as disclosed in Company Disclosure Schedule 5.6, no actions, suits, proceedings or claims made in a suit, action or proceeding, or, to the Knowledge of the Companies, demands or investigations, are pending or, to the Companies' Knowledge, threatened against, or otherwise involving, directly or indirectly, any officer, director, employee or agent of the Companies in connection with such officer's, director's, employee's or agent's activities on behalf of the Companies or that otherwise relate, directly or indirectly, to the Business or the Assets, including without limitation any notices, demand letters or requests from any Governmental Authority.

         5.7 TAXES AND TAX RETURNS. Except as disclosed in Company Disclosure Schedule 5.7 and solely with respect to those tax returns and reports required to be filed by the Companies for the periods from September 3, 1999 to the Closing Date:

                  (a) The Companies have duly and timely filed (and until the Closing Date will so file) all returns, declarations, reports, information returns and statements that relate to or affect the Business or Assets ("RETURNS") which are required to be filed by it in respect of any United States federal, state or local, or foreign, Taxes and has duly and timely paid (and until the Closing Date will so pay) all Taxes due and payable, other than Taxes which are being contested in good faith (and disclosed by the Companies to Purchaser in writing). As used herein, "TAX" or "TAXES" means and includes any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) that relate to or affect the Business and which are imposed by any Governmental Authority, including, without limitation: foreign, domestic, central, local, state or other jurisdictional taxes or other charges on or with respect to income, estimated income, franchises, business, occupation, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges. The Companies have established (and until the Closing Date will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, but are incurred in respect of the Companies through such date.

                  (b) None of the Returns have been examined by the Internal Revenue Service (the "IRS"), or any other United States federal, state or local or any foreign Governmental Authority since September 3, 1999. There are no audits or other Governmental Authority proceedings presently pending nor, to the Knowledge of the Companies, any other disputes pending with respect to, or claims asserted for, Taxes upon the Companies, nor have the Companies given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Returns. There are no Liens for Taxes upon the assets of the Companies, except Liens for Taxes not yet due. The Companies have complied (and until the Closing Date will comply) in all respects with all applicable Laws relating to the payment and withholding of Taxes.

                  (c) The Companies (i) have not requested any extension of time within which to file any Return which Return has not since been filed (ii) are not a party to any agreement providing for the indemnification, allocation or sharing of

Taxes; (iii) are not required to include in income any adjustment by reason of a voluntary change in accounting method initiated by the Company (nor to the Company's Knowledge has any Governmental Authority proposed any such adjustment or change of accounting method); (iv) have not filed a consent with any Governmental Authority pursuant to which the Companies have agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated hereby; or (v) has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

         5.8 EMPLOYEE BENEFIT PLANS AND RELATIONS. Except as disclosed in Company Disclosure Schedule 5.8:

                  (a) The Companies do not maintain or contribute to any "employee pension benefit plan" (the "COMPANY PENSION PLANS"), as such term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any pension, profit-sharing, retirement, thrift or stock bonus plan, or "employee welfare benefit plan" (the "COMPANY WELFARE PLANS"), as such term is defined in Section 3 of ERISA, or any other material stock option plan, stock purchase plan, restricted stock plan, deferred compensation plan, severance plan, phantom stock plan, bonus plan or other similar plan, program or arrangement that relates to or affects the Business (collectively the "EMPLOYEE PLANS"). The Companies have not contributed to, or been required to contribute to, any "MULTIEMPLOYER PLAN," as such term is defined in Section 3(37) of ERISA.

                  (b) None of the Employee Plans is a Pension Plan subject to Title IV of ERISA (including those for retired, terminated or other former employees of the Companies).

                  (c) The Business will not have any liability after the Closing arising from the operation of Employee Plans prior to the Closing that will cause a Material Adverse Effect on the Business, and the Assets will not be subject to any liability or obligations relating to such Employee Plan.

         5.9 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth in Company Disclosure Schedule 5.9, to the Knowledge of the Companies, the Companies hold all licenses, franchises, permits, consents and authorizations ("LICENSES") necessary for the lawful conduct of the Business, except to the extent a failure to hold such Licenses would not have a Material Adverse Effect. No proceeding is pending or, to the Knowledge of Companies, threatened seeking the revocation or suspension of any License. Except as set forth on Company Disclosure Schedule 5.9, to the Knowledge of the Companies, since September 3, 1999, the Companies are and have been in compliance in all material respects with all applicable Laws, and have not received any notices of any allegation of any violation by the Companies of any Laws or Licenses.

         5.10     CERTAIN CONTRACTS.

                  (a) Schedule 1.2 lists the Acquired Contracts and other leases and contracts being acquired by Purchaser (the "Contracts").

                  (b) Except as set forth on Company Disclosure Schedule 5.10(b), each of the Contracts is valid, binding and enforceable against CMB or Netzee, as the case may be, and to the Knowledge of the Companies, the other parties thereto, in accordance with its terms. To the Knowledge of the Companies, the Companies have provided a copy of each Contract to Purchaser, and to the Companies' Knowledge, each such contract is complete and accurate.

                  (c) Except as disclosed in Company Disclosure Schedule 5.10(c), since August 25, 1999 with respect to Netzee and since September 3, 1999 with respect to CMB, no agreement or understanding to which either of the Companies is a party or by which it is bound limits the freedom of either Company to compete in the Business or with any person with respect to the Business.

                  (d) Except as disclosed in Company Disclosure Schedule 5.10(d), neither Netzee, CMB nor, to the Knowledge of the Companies, any other party thereto, is in default under any of the Contracts; to the Companies' Knowledge, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling any party to terminate a Contract or to otherwise claim or collect damages; and the continuation, validity and effectiveness of all such Contracts under the current terms thereof will in no way be affected, altered or impaired by the consummation of the transactions contemplated hereby and by the other Purchase Agreements.

         5.11     PROPERTIES AND INSURANCE.

                  (a) Except as disclosed in Company Disclosure Schedule 5.11(a), the Company has good and marketable title to all of the Assets, whether real or personal, tangible or intangible, subject to no Liens except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith (and for which adequate reserves have been made). The Company as lessee has the right to occupy, use, possess and control all real property leased by the Company as presently occupied, used, possessed and controlled by the Company or necessary in the operation of the Business as currently conducted.

                  (b) The Assets are insured for the Companies' benefit against all risks which, in the reasonable judgment of the Companies, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the Companies adequate for the Assets. Copies of all such policies as in effect on the date hereof are attached hereto as Company Disclosure Schedule 5.11(b). Neither of the Companies has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and neither of the Companies is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  (c) Assuming no employees of the Companies based in the Elizabethtown, Kentucky office of Netzee have taken any action to adversely affect possession of the Assets, no person other than the Companies is currently entitled to possession of the Assets, whether owned or leased by the Companies. The Companies have not received notice of, and to the Companies' Knowledge, there does not exist (i) any pending or contemplated condemnation or eminent domain proceeding affecting such properties, (ii) any proposal for increasing the assessed value of any such properties for state, county, local or other ad valorem Taxes or (iii) any pending or contemplated proceedings or public improvements that would result in the levy of any special Tax or assessment against any such properties; and there are no outstanding requirements or recommendations by the Companies' insurance providers requiring or recommending any repairs or work to be done with reference to any such properties or any basis for such. To the Knowledge of the Companies, all such property and Assets are in good repair and operating condition, normal wear and tear excepted. The consummation of the transactions contemplated by this Agreement and the other Purchase Agreements will not impair the ability of the Purchaser to use such Assets.

         5.12     ENVIRONMENTAL MATTERS.

                  (a) To the Companies' Knowledge, the operations of the Business comply, and have complied, in all material respects with all applicable Laws relating to pollution or protection of the environment ("ENVIRONMENTAL LAWS").

                  (b) To the Companies' Knowledge, except as set forth on Company Disclosure Schedule 5.12, no environmental, health or safety Licenses or other such authorizations are necessary for the operation of the Business.

                  (c) Since September 3, 1999, the Companies have not received any notice of any pending or threatened investigation, proceeding or claim to the effect that the Companies are or may be liable to any person or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, which affects the Business or the Assets, as a result of noncompliance with any Environmental Laws or arising out of the presence, generation, storage or disposal of hazardous waste, including liability under the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, any state superfund law or any Environmental Law, and to the Companies' Knowledge, there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of the Companies to any person or entity or for any such cleanup costs which affects the Business or the Assets.

         5.13 INTELLECTUAL PROPERTY. The Companies develop, market and license certain proprietary application software products and systems to financial institutions and other customers with respect to the Business (the "SOFTWARE PROGRAMS"), and in connection therewith the Companies have obtained from third party contractors certain related technical documentation and user reference manuals (the "DOCUMENTATION"). The Software Programs and the Documentation are collectively referred to as the "SOFTWARE." The Software Programs are listed on Company Disclosure Schedule 5.13.

                  (a) OWNERSHIP. The Companies have the right to use all patents, trademarks, service marks, trade names, copyrighted works which are the subject of a copyright registration and all other proprietary information used by the Companies in the conduct of the Business. Company Disclosure Schedule 5.13(a) sets forth all United States and foreign patents, trademarks, service marks and trade names owned or used by the Companies in the conduct of the Business and all applications therefor and registrations thereof, and copyright registrations or pending applications for copyright, trademark, or service mark registrations owned by the Companies with respect to the Business.

                  (b) PROCEDURES FOR COPYRIGHT PROTECTION. In no instance has the eligibility of the Software for protection under copyright law been forfeited to the public domain.

                  (c) PROCEDURES FOR TRADE SECRET PROTECTION. To the Knowledge of the Companies, since September 3, 1999, the Companies have never disclosed source code for any of the Software to a third party other than the persons identified in Company Disclosure Schedule 5.13(c), each of which has executed an appropriate nondisclosure agreement in favor of either Netzee or CMB. To the Knowledge of the Companies, since September 3, 1999, the Companies have disclosed their source code for the Software to each of their employees only on a need-to-know basis in connection with the performance of their duties to the Companies and except as described in Company Disclosure Schedule 5.13(c), each such current employee of the Companies has executed and delivered to the Companies an employment or other agreement containing provisions for the protection of trade secrets and confidential information of the Companies which would include the Software from the date of delivery to the Companies. To the Knowledge of the Companies, the source code and system documentation (from the date of delivery to the Companies) comprising the Software have at all times been maintained by the Companies in confidence and the Companies have not taken (nor have they failed to take) any action which would be reasonably likely to result in such source code and system documentation not being protectable as a trade secret under applicable Laws.

                  (d) OWNERSHIP OF SOFTWARE. Except for certain contractors ("Contractors") disclosed on Company Disclosure Schedule 5.13(d), all persons who have contributed to or participated in the conception and development of the Software on behalf of the Companies since September 3, 1999 have been full-time employees of either Netzee or CMB hired to prepare such works within the scope of their employment. All Contractors have executed an assignment agreement substantially in the form attached to Company Disclosure Schedule 5.13(c). As a consequence, the Companies possess all copyright or other authorship interests in the Software and no third party possesses any rights of authorship or copyright (whether joint, in whole, or in part) in the Software.

                  (e) ABSENCE OF CLAIMS. Except as set forth in Company Disclosure Schedule 5.13(e), no claims have been asserted by any person to rights in the Software, and to the Knowledge of the Companies, no valid basis for any such claim exists. The use of the Software by the Companies does not infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other Laws that protect intellectual property rights). The use by the Companies of the patents, trademarks, service marks, trade names and works which are the subject of copyright registration identified in Company Disclosure Schedule 5.13(a) does not infringe the rights of any person, and no claim has been asserted that the use by the Companies of any of the foregoing infringes the rights of any person. The Companies have not received notice of any claim asserted by any person to the effect that any current or former employee of the Companies has violated the provisions of any noncompete or nondisclosure agreement with such person, or has disclosed any proprietary information of such person to the Companies or any third party.

                  (f) DISCLAIMER OF CERTAIN WARRANTIES. EXCEPTING THE EXPRESS WARRANTIES CONTAINED IN THIS SECTION 5.13 OR SECTIONS 5.14, 5.15 AND
5.16 OF THIS AGREEMENT, NEITHER NETZEE NOR CMB MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SOFTWARE, INCLUDING (BUT NOT BY WAY OF LIMITATION) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         5.14 ADEQUACY OF TECHNICAL DOCUMENTATION. The Software includes the source code, available system documentation, and schematics for all Software Programs, as well as any programmer comments or explanations relating to the Software Programs.

         5.15 THIRD-PARTY COMPONENTS IN SOFTWARE. Except as set forth in Company Disclosure Schedule 5.15, the Software contains no programming or materials in which any third party may claim superior, joint or common ownership, including any rights therein or license thereto. The Software does not comprise any derivative works of any programming or materials not owned in their entirety by the Companies, and to the extent the Software constitutes any derivative works of programming or materials owned by the Companies (collectively, "Pre-existing Materials"), the Companies hereby grant Purchaser an irrevocable license, for the duration of the copyright in such Pre-existing Materials, to prepare additional derivative works incorporating such Pre-existing Materials.

         5.16 THIRD-PARTY INTERESTS OR MARKETING RIGHTS IN SOFTWARE. The Companies have not granted, transferred or assigned any right or interest in the Software to any person except pursuant to the contracts identified on Company Disclosure Schedule 5.16(a). To the Knowledge of the Companies, there are no contracts, agreements, licenses, commitments or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any independent salesperson, distributor, sublicensor or other remarketer or sales organization except as set forth on Company Disclosure Schedule 5.16(b).

         5.17     ABSENCE OF CERTAIN AGREEMENTS AND PRACTICES.

                  (a) Except as set forth in Company Disclosure Schedule 5.17(a) or in connection with customary transactions in the ordinary course of business, the Companies represent and warrant that no present or former officer, director or 5% or greater shareholder of either Netzee or CMB (but only to Companies' Knowledge with respect to former officers, members or managers of
CMB):

                           (i)      owes money to either Netzee or CMB with
respect to the Business;

                           (ii)     has made any claim (as defined in Section
101 of the United States Bankruptcy Code) against the Companies relating to or affecting the Assets, or the Business or, to the Companies' Knowledge, has any basis for any such claim;

                           (iii)    has any interest in any material property or
assets used by the Companies in the Business;

                           (iv)     except as contemplated by this Agreement and
the other Purchase Agreements, has any benefits that are contingent on the transactions contemplated by this Agreement and the other Purchase Agreements, other than as stated herein;

                           (v)      has any agreement with the Companies
relating to the Assets or the Business that is not terminable by the Purchaser without penalty or notice;

                           (vi)     has any agreement relating to the Business
providing severance benefits or other benefits after the termination of employment of such employee (before or after a change in control) regardless of the reason for such termination of employment; or

                           (vii)    has any agreement or plan, any of the
benefits of which will be increased, vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement and the other Purchase Agreements.

                  (b) With respect to the Business, to the Knowledge of the Companies, neither CMB nor Netzee, nor any of their directors, officers, agents, affiliates or employees, nor any other person acting on behalf of CMB or Netzee has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the Business, (ii) used any corporate funds for contributions, payments, gifts or entertainment, to government officials or others in violation of any applicable Laws or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the Business or the Assets.

                  (c) Notwithstanding anything in this Section 5.17 to the contrary, neither Netzee nor CMB makes any representation in Section 5.17 with respect to any acts or transactions that occurred prior to September 3, 1999.

         5.18     LABOR RELATIONS. Except as disclosed on Company Disclosure
Schedule 5.18, the Companies are in material compliance with all federal and state Laws respecting employment and employment practices, terms and conditions of employment and wages and hours that relate to the Business, and is not engaged in any unfair labor or unlawful employment practice. To the Knowledge of the Companies, there is no unlawful employment practice or discrimination charge pending before the United States Equal Employment Opportunity Commission ("EEOC") or any EEOC recognized state "referral agency." To the Knowledge of the Companies, there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board ("NLRB") that relates to the Assets or the Business. To the Knowledge of the Companies, there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Companies' Knowledge, threatened against or involving or affecting the Business and no NLRB representation question exists respecting any of its employees. No grievance or arbitration proceeding is pending and no written claim therefor exists. To the Knowledge of the Companies, there is no collective bargaining agreement that is binding on the Companies that relates to the Business or the Assets.

         5.19 DISCLOSURE. No representation or warranty of the Companies in this Agreement, the other Purchase Agreements or in any document or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement or the other Purchase Agreements contains any untrue or incomplete statement or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

         5.20 KNOWLEDGE OF PURCHASER. In no event shall the Companies be deemed to have breached any representation or warranty to the Purchaser in this
Article 5 if the Purchaser had Knowledge on or prior to the Closing Date of the facts constituting such purported breach.

                                   ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         To induce the Companies to enter into this Agreement and the other Purchase Agreements, the Purchaser hereby represents and warrants to the Companies as follows:

         6.1      CORPORATE ORGANIZATION.

                  (a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kentucky. Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Purchaser.

                  (b) Purchaser Disclosure Schedule 6.1 sets forth true and complete copies of the Articles of Organization of Purchaser and all amendments thereto, as well as the name and title of each manager, officer and member of the Purchaser (and, with respect to any such person that may be an entity, the names and titles of all of the controlling persons of each such entity), and shall designate which members own greater than 10% of the membership interests in the Purchaser as of the date of this Agreement.

         6.2      AUTHORITY; NO VIOLATION.

                  (a) Except as disclosed on Purchaser Disclosure Schedule 6.2(a) (collectively, "PURCHASER APPROVALS"), no Authorizations to any third party or Governmental Authority are necessary on behalf of the Purchaser in connection with (i) the execution and delivery by the Purchaser of this Agreement and the other Purchase Agreements, (ii) the consummation by the Purchaser of the transactions contemplated hereby and thereby and (iii) the performance of the Purchaser's obligations under this Agreement and the other Purchase Agreements. The Purchaser has the requisite power and authority to execute and deliver this Agreement and the other Purchase Agreements to which it is a party and the consummation by the Purchaser of the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Purchase Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the members and managers of the Purchaser in accordance with the Articles of Organization and the Operating Agreement of the Purchaser and applicable Laws. No other corporate proceedings on the part of the Purchaser are necessary to consummate the transactions so contemplated. This Agreement and the other Purchase Agreements have been duly and validly executed and delivered by the Purchaser and constitute the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general application relating to or affecting creditors rights and to general equitable principles.

                  (b) Neither the execution and delivery of this Agreement and the other Purchase Agreements to which it is a Party by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, nor compliance by the Purchaser with any of the terms or provisions hereof and thereof, will (i) violate any provision of the Purchaser's Articles of Organization or Operating Agreement, (ii) violate any Laws applicable to the Purchaser or any of its properties or assets, or (iii) except where a waiver or consent had been obtained or will be obtained prior to Closing, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party, or by which it or any of its properties or assets may be bound or affected except, with respect to
(ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Purchaser, and which will not prevent or delay the consummation of the transactions contemplated hereby.

         6.3 BROKER'S AND OTHER FEES. Neither the Purchaser nor any of its members, managers or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

         6.4      LEGAL PROCEEDINGS. Except as set forth on Purchaser Disclosure
Schedule 6.4, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the Knowledge of the Purchaser, threatened, against or affecting the Purchaser, or any of its properties, which could reasonably be expected to materially and adversely affect the ability of the Purchaser to perform its obligations pursuant to this Agreement and the other Purchase Agreements.

         6.5 DISCLOSURE. No representation or warranty of the Purchaser in this Agreement and the other Purchase Agreements, nor any other written statements or certificates furnished to the Companies in connection with the transactions contemplated by this Agreement, contains any untrue or incomplete statement or omits to state a material fact necessary to make the statements herein or therein not misleading.

                                    ARTICLE 7
                     COVENANTS AND AGREEMENTS OF THE PARTIES

         7.1 CONDUCT OF BUSINESS. The Companies agree that from the date hereof to the Closing Date, the Companies shall operate and conduct the Business and manage the Assets only in the ordinary course and consistent with prudent business practice and past practice, except for transactions permitted hereunder or with the prior written consent of the Purchaser. Without limiting the generality of the foregoing, the Companies agree that the Companies shall use all commercially reasonable efforts to:

                  (a) maintain the value of the Assets (less depreciation, if any), and the Business as a going concern;

                  (b) maintain their existence and status in good standing in all jurisdictions in which CMB and Netzee are required to be qualified or registered to conduct the Business, except where the failure to do so would not have a Material Adverse Effect on the Companies;

                  (c) maintain all of the tangible assets of the Business in good operating condition and maintain the protection of all intellectual property used in the Business in substantially the same standing as exists on the date hereof;

                  (d) continue performance in the ordinary course of its obligations under its contracts and agreements relating to the Business;

                  (e) use all commercially reasonable efforts to keep available the officers and employees of the Business set forth on Schedule 2.1, and preserve its present relationships with suppliers, customers and others having relationships with the Business; and

                  (f) maintain its existing insurance for the Business, subject to variations in amount required by the ordinary operations of the Business.

         7.2 NEGATIVE COVENANTS. The Companies agree that from the date hereof to the Closing Date, except as otherwise approved by Purchaser in writing, or as permitted or required by this Agreement, the Companies will not:

                  (a) change any provision of the Articles of Organization or the Operating Agreement of CMB or the Articles of Incorporation or Bylaws of Netzee that could affect the Business;

                  (b) sell, transfer or distribute or dispose of any of the Assets;

                  (c) enter into, terminate, modify or amend any agreement or arrangement with any officer, manager or director of CMB or Netzee relating to the Business;

                  (d) incur, create, assume or guarantee any Liabilities relating to the Business except in the ordinary course of business and as would not have a Material Adverse Effect on the Business;

                  (e) permit or allow any of the Assets to be subject to any Lien, except for Liens which are in existence on the date hereof and which are disclosed on the Company Disclosure Schedules and Liens for amounts not yet due and payable which Liens are contested in good faith and for which adequate reserves have been made;

                  (f) declare, file or permit to be filed any voluntary or involuntary bankruptcy, receivership, insolvency or other similar proceeding or petition with any Governmental Authority with respect to the Companies;

                  (g)      fail to perform its obligations under any Contract;

                  (h) take any action that would or could reasonably be expected to result in (A) a Material Adverse Effect on the Assets or the Business or (B) any of the Companies' representations and warranties contained in Article 5 not being true and correct in any material respect at the Closing Date, or that would cause any of the conditions to Closing not to be satisfied; or
                  (i) directly or indirectly agree to do any of the foregoing.

         7.3 NO SOLICITATION. From the date hereof to the Closing Date or the earlier termination of this Agreement in accordance with its terms, Netzee and CMB:

                  (a) agrees that neither of them, nor any of its present or future subsidiaries or other affiliates, nor any of its directors, officers, shareholders, employees, representatives or other agents (collectively, the "COMPANY AFFILIATES") shall, directly or indirectly, (i) enter into any agreement (or agree to do so), or solicit, initiate or knowingly encourage the invitation of inquiries or proposals or offers from any person (other than the Purchaser or its or their members, managers, officers, employees, representatives and agents) concerning: (A) any sale of the Business or any of the Assets; or (B) any merger, consolidation, restructuring, recapitalization or other significant transaction affecting the Assets; or (ii) provide any confidential information to, participate in discussions or negotiations relating to any such transaction with, or otherwise cooperate with or assist or participate in any effort to take such action by any person or entity (other than Purchaser or its directors, managers, members, employees, representatives and agents). The Companies shall immediately advise Purchaser if any such inquiry, offer or proposal is made or received by any of the Company Affiliates;

                  (b) will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and the Companies will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.3; and

                  (c) will notify Purchaser immediately of the identity of any potential acquiror and the terms of any proposal or offer with respect to a proposed or potential merger, acquisition, consolidation, business combination, transfer or similar transaction involving, or any purchase of all or any significant portion of the Business or the Assets, whether or not permitted by this Section 7.3.

         7.4 CURRENT INFORMATION. Each of the Parties will notify the other Parties as soon as practicable after any determination or discovery by it of any fact or circumstance relating to any Party which it has discovered through the course of investigation and which represents, or is reasonably likely to represent, a material breach of any representation, warranty, covenant or agreement of any Party or which has or is reasonably likely to have a Material Adverse Effect on any Party. Notwithstanding the foregoing, for the purpose of determining satisfaction of the condition set forth in Article 8, no such notification shall be deemed to amend such Disclosure Schedules or shall be deemed to be a part thereof unless agreed to by the other Parties.

         7.5 ACCESS TO PROPERTIES AND RECORDS. The Companies shall permit the Purchaser and its representatives reasonable access to the Assets and shall disclose and make available to the Purchaser and its representatives all books, papers and records and information relating to the Business and the Assets, including all books of account (including the general ledger), tax records, organizational documents, agreements, filings with any Governmental Authority, accountants' work papers, litigation files, plans affecting employees, and any other records and information in which Purchaser and its representatives may have a reasonable interest relating to the Business; provided that such investigation shall be reasonably related to the transactions contemplated by this Agreement and shall not materially interfere with the normal business operations of the Companies.

         7.6      REGULATORY MATTERS; CONSENTS; COOPERATION, ETC.

                  (a) Each of the Parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Authorities in respect of the transactions contemplated hereby.

                  (b) As soon as practicable following the date hereof, each of the Parties will use its commercially reasonable efforts to obtain all consents, waivers and other Approvals under any of its or its Subsidiaries' agreements, contracts, licenses or leases required to be obtained by such Party in connection with the consummation of the transactions contemplated hereby.

         7.7 PARTIES' EFFORTS; FURTHER ASSURANCES; COOPERATION. Subject to the other provisions in this Agreement, the Parties shall in good faith perform their obligations under this Agreement before, at and after the Closing Date, and shall each use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all Authorizations and satisfy all conditions to the obligations of the Parties under this Agreement and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement. Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other Parties in order to consummate the transactions contemplated by this Agreement.

         7.8 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Parties shall consult and cooperate with each other as to the timing, content and form of any press release or other public disclosure related to this Agreement or the transactions contemplated herein, and will not issue a press release or make any such public disclosure without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. After the Closing Date, the Companies shall not make any public announcement regarding any aspect of this Agreement without Purchaser's prior written consent. Nothing in this
Section 7.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary in order to satisfy such Party's disclosure obligations imposed by Law or Governmental Authority, including the rules of any national securities association, as well as any exchange or market upon which Netzee's shares are traded.

         7.9 FAILURE TO FULFILL CONDITIONS. In the event that any Party determines that a material condition to its or the other's obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to May 1, 2001, it will promptly notify the other Party. Each Party will promptly inform the other Party of any facts applicable to it that would be likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

         7.10 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing Date, each Party hereto will promptly notify the other Party of any inaccuracy in its respective Disclosure Schedules delivered pursuant hereto including, without limitation, any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule that has been rendered inaccurate. Notwithstanding the foregoing, no such notification shall be deemed to amend such Disclosure Schedules or shall be deemed to be part hereof unless agreed to by the other Parties.

         7.11     RELEASE; COVENANT NOT TO SUE.

                  (a) If the Closing occurs, the Companies hereby permanently release the Purchaser and its officers, employees, members, managers, shareholders, directors, agents, representatives, assigns and affiliates (collectively, the "PURCHASER RELEASED PARTIES") from any and all Claims (as defined herein), rights and causes of action the Companies may have, may have had or may, at any time, claim to have had against any Purchaser Released Party, arising out of or in connection with any transactions between the Companies and any or all of the Purchaser Released Parties occurring prior to the Closing Date, or arising with respect to any fact, circumstance, act or omission occurring prior to the Closing Date; provided, however, that such release shall not apply to any breach by any Purchaser Released Party of its representations, warranties and agreements set forth in this Agreement and the other Purchase Agreements to which it is a party.

                  (b) If the Closing occurs, the Companies covenant not to sue or otherwise institute, cause to be instituted or in any way participate in, any legal or administrative proceeding against any of the Purchaser Released Parties with respect to any claims (as defined by Section 101 of the United States Bankruptcy Code, as amended), debts, demands, actions, causes of action, suits, accounts, damages and liabilities of every name and nature, both at law and in equity, whether known or unknown (collectively, the "CLAIMS"), that the Companies now have, ever had or may, at any time, claim to have had against any of the Purchaser Released Parties arising out of or in connection with any transactions between the Companies and any or all of the Purchaser Released Parties occurring prior to the Closing Date, or arising with respect to any fact, circumstance, act or omission occurring prior to the Closing Date; provided, however, that such covenant not to sue shall not apply to a suit or action based solely upon any breach by the Purchaser of its representations, warranties and agreements set forth in this Agreement and the other Purchase Agreements to which it is a party. The Companies represent and warrant that neither Netzee nor CMB has voluntarily or involuntarily assigned or suffered any transfer of any of such Claims to any other person or entity, and the Companies agree to indemnify and hold harmless each Purchaser Released Party from and against any loss, damage, liability, cost and expense (including, but not limited to, attorneys' fees incurred in connection therewith or in connection with enforcing this indemnity) asserted against, imposed on or incurred by any of the Purchaser Released Parties by reason of any such Claims which were effectively or purportedly assigned or transferred by the Companies and arise out of or in connection with any transactions between the Companies and any or all of the Purchaser Released Parties occurring prior to the Closing Date, or arise with respect to any fact, circumstance, act or omission occurring prior to the Closing Date.

                  (c) If the Closing occurs, then the Purchaser hereby permanently releases the Companies and their officers, employees, shareholders, directors, agents, representatives, assigns and affiliates (collectively, the "COMPANY RELEASED PARTIES") from any and all Claims, rights and causes of action that the Purchaser may have, may have had or may, at any time, claim to have had against the Company Released Parties, arising out of or in connection with any transactions between the Purchaser and any or all of the Company Released Parties occurring prior to the Closing Date, or arising with respect to any fact, circumstance, act or omission occurring prior to the Closing Date; provided, however, that such release shall not apply to any breach by any Company Released Party of its representations, warranties and agreements set forth in this Agreement and the other Purchase Agreements to which it is a party.

                  (d) If the Closing occurs, the Purchaser covenants not to sue or otherwise institute, cause to be instituted or in any way participate in, any legal or administrative proceeding against any of the Company Released Parties with respect to any Claims that the Purchaser now has, ever had or may, at any time, claim to have had against any of the Company Released Parties arising out of or in connection with any transactions between the Purchaser and any or all of the Company Released

Parties occurring prior to the Closing Date, or arising with respect to any fact, circumstance, act or omission occurring prior to the Closing Date; provided, however, that such covenant not to sue shall not apply to a suit or action based solely upon any breach by Companies of their representations, warranties and agreements set forth in this Agreement and the other Purchase Agreements to which Netzee and/or CMB is a party. Purchaser represents and warrants that it has not voluntarily or involuntarily assigned or suffered any transfer of any of such Claims to any other person or entity, and it agrees to indemnify and hold harmless each Company Released Party from and against any loss, damage, liability, cost and expense (including, but not limited to, attorneys' fees incurred in connection therewith or in connection with enforcing this indemnity) asserted against, imposed on or incurred by any of the Company Released Parties by reason of any such Claims which were effectively or purportedly assigned or transferred by the Purchaser and arise out of or in connection with any transactions between the Companies and any or all of the Purchaser Released Parties occurring prior to the Closing Date, or arise with respect to any fact, circumstance, act or omission occurring prior to the Closing Date.

         7.12 COOPERATION AND EXCHANGE OF INFORMATION. The Parties agree to furnish, or to cause to be furnished in good faith to each other, such cooperation and assistance as is reasonably necessary to file any future returns, to respond to audits, to negotiate settlements with Tax authorities and to prosecute and defend against Tax claims.

         7.13 TAX RETURNS. The Companies shall be responsible for preparing and filing the federal and state income tax returns relating to the Business for the period ending on the Closing Date; provided, however, Purchaser shall pay any sales or use tax arising out of the transaction contemplated by this Agreement, if any, and shall file all sales or use tax returns related thereto, if required.

         7.14 NEW ACCOUNTS; SET UP FEES. The Companies will set up new accounts in the ordinary course of business through Closing. Set up fees for new accounts sold after the date of this Agreement which are installed prior to the Closing shall be the property of Purchaser, and Purchaser shall be responsible for paying all commissions related thereto.

         7.15 SOFTWARE BUGS. Promptly upon discovering a bug or flaw in the Software or upon effecting a patch or modification to repair a bug, the party discovering the bug or effecting the patch or modification shall notify the other party of such bug, patch or modification, and shall provide all information on such bug, patch, or modification in the notifying party's possession. The obligation to provide such notification shall expire 12 months after the Closing.

         7.16 TIMELY PAYMENT OF CERTAIN ACCOUNTS PAYABLE. The Companies shall pay on or before the Closing any and all invoices relating to the Business or the Assets received by Netzee at its principal place of business on or prior to May 1, 2001.

                                    ARTICLE 8
                               CLOSING CONDITIONS

         8.1 CONDITIONS OF EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement shall be subject to the satisfaction, or, where permissible under applicable Law, waiver at or prior to the Closing of the following conditions:

                  (a) APPROVALS AND REGULATORY FILINGS. All necessary Authorizations of Governmental Authorities required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of the Assets. All conditions required to be satisfied prior to the Closing Date by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

                  (b) SUITS AND PROCEEDINGS. The consummation of the transactions contemplated hereby will not violate the provisions of any injunction, order, judgment, decree or Law applicable or effective with respect to Purchaser or the Companies or their officers and directors. No suit or proceeding shall have been instituted by any person, or, to the knowledge of Purchaser or the Companies, shall have been threatened by any Governmental Authority, and not subsequently withdrawn, dismissed or otherwise eliminated, which seeks (i) to prohibit, restrict or delay consummation of the transactions contemplated hereby, or (ii) to subject Purchaser or the Companies or their respective directors, officers, members or managers, as the case may be, to material liability on the ground that it or they have breached any Law or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

         8.2 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER UNDER THIS AGREEMENT. The obligations of the Purchaser under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing (and continued until the Closing), of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES; COVENANTS AND AGREEMENTS; CONSENTS. The representations and warranties of the Companies contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall also be true and correct in all material respects on the Closing as though made on and as of the Closing, except that those representations and warranties which are confined to a particular date shall speak only as of such date, and the Companies shall have performed in all material respects the agreements, covenants and obligations to be performed by them at or prior to the Closing. All Authorizations of or with any Governmental Authority or other third party that are required for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Companies have been obtained or made.

                  (b) CERTIFICATES. The Companies shall have furnished Purchaser with such certificates of the Companies and their authorized officers, and such other documents, to evidence fulfillment of the conditions set forth in this Article 8 and otherwise to consummate the transactions contemplated pursuant to this Agreement as Purchaser may reasonably request.

                  (c) NONCOMPETITION AND CONFIDENTIALITY AGREEMENT. The Companies shall have executed and delivered to Purchaser a Noncompetition and Confidentiality Agreement substantially in the form attached hereto as Exhibit 8.2(c).

                  (d) NO MATERIAL ADVERSE EFFECT ON THE COMPANIES. No event shall have occurred and no fact or circumstance shall have arisen which, in the judgment of Purchaser, is reasonably likely to have a Material Adverse Effect on the Business or materially and adversely affect the value of this transaction to Purchaser, since the date of the most recent Company Financial Statements.

                  (e) RELEASE OF OBLIGATIONS. If required by Purchaser on or prior to Closing, all obligations of the Companies pursuant to any loan, lease, guaranty, commitment or other undertaking of the Companies affecting the Business or Assets, except service agreements and other similar agreements with customers and vendors entered into in the ordinary course of business, whether entered into as maker, guarantor or otherwise, shall have been fully and permanently released or satisfied pursuant to documents and agreements satisfactory in all respects to Purchaser and its counsel.

                  (f) ESCROW AGREEMENT. The Companies shall have executed and delivered to Purchaser the Escrow Agreement.

                  (g) CLOSING. If the Companies are unable to close by June 30, 2001, Purchaser shall have the option, in its sole discretion, of terminating this Agreement.

                  (h) ASSIGNMENT OF LEASE. The Companies shall have executed and delivered to Purchaser the Assignment of Lease.

                  (i) BILL OF SALE, ASSIGNMENT AND ASSUMPTION OF AGREEMENT; CONVEYANCE DOCUMENTS. The Companies shall have executed and delivered to the Purchaser bills of sale and such other instruments of sale, conveyance, transfer, assignment, endorsement, direction or authorization to vest in Purchaser all of the Companies' right, title and interest in and to the Assets and an assignment and assumption agreement whereby the Purchaser shall assume the liabilities set forth on Schedule 1.4 and the obligations under the Acquired Contracts.

                  (j) OTHER DOCUMENTS. The Companies shall have executed and delivered to the Purchaser or obtained and delivered to the Purchaser such other documents as may be reasonably requested by the Purchaser to effect the transactions contemplated by this Agreement.

         8.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANIES UNDER THIS AGREEMENT. The obligations of the Companies under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES; COVENANTS AND AGREEMENTS; CONSENTS. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall also be true and correct in all material respects on the Closing as though made on and as of the Closing, and Purchaser shall have performed in all material respects the agreements, covenants and obligations to be performed by it at or prior to the Closing. All Authorizations of or with any Governmental Authority or other third party that are required for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser shall have been obtained or made.

                  (b) CERTIFICATES. Purchaser shall have furnished the Companies with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Article 8 and otherwise to consummate the transactions contemplated pursuant to this Agreement as the Companies may reasonably request.

                  (c) ESCROW AGREEMENT. Purchaser shall have executed and delivered the Escrow Agreement.

                  (d) PURCHASE PRICE. The Purchaser shall have delivered to the Companies the Purchase Price at the Closing.

                  (e) ASSIGNMENT OF LEASE. The Purchaser shall have executed and delivered the Assignment of Lease to the Companies.

                  (f) BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT. The Purchaser shall have executed and delivered to the Companies a bill of sale, assignment and assumption agreement vesting title in Purchaser all of the Companies' right, title and interest in and to the Assets and whereby the Purchaser shall assume the liabilities set forth on Schedule 1.4 and the obligations under the Acquired Contracts.

                  (g) OTHER. The Purchaser shall have executed and delivered to the Companies or obtained or delivered to the Companies such other documents as may be reasonably requested by the Companies to effect the transactions contemplated by this Agreement.

                                    ARTICLE 9
                                   TERMINATION

         9.1 TERMINATION. This Agreement may be terminated prior to the Closing Date, whether before or after approval of this Agreement by the Purchaser and the Companies as follows:

                  (a) by mutual written consent of Purchaser and the Companies;

                  (b) by the Purchaser after June 30, 2001, if the Closing Date shall not have occurred on or prior to June 30, 2001;

                  (c) by the Purchaser, if there has been a material breach of any representation, warranty, covenant, agreement or obligation of Netzee or CMB hereunder in each case which either is not capable of being remedied, or, if capable of being remedied, shall not have been remedied within 10 days after receipt by Netzee and CMB of notice in writing from the Purchaser specifying the nature of such breach and requesting that it be remedied;

                  (d) by the Companies, if there has been a material breach in any representation, warranty, covenant, agreement or obligation of the Purchaser hereunder in each case which either is not capable of being remedied, or, if capable of being remedied, shall not have been remedied within 10 days after receipt by Purchaser of notice in writing from Netzee or CMB specifying the nature of such breach and requesting that it be remedied;

                  (e) by the Purchaser if any of the conditions set forth in Sections 8.1 or 8.2 are not satisfied and are no longer capable of being satisfied; or

                  (f) by the Companies if any of the conditions set forth in Sections 8.1 or 8.3 are not satisfied and are no longer capable of being satisfied.

         9.2 EFFECT OF TERMINATION. If any Party terminates and abandons this Agreement pursuant to Section 9.1, this Agreement, (excluding this Section 9.2, Section 9.3, Article 11 and Section 12.1 each of which shall survive termination), shall forthwith become void and have no effect, without any liability on the part of any Party or its officers, managers, directors, members or shareholders; provided, however, that nothing contained in this Section 9.2 shall relieve any Party from any liability for any breach of this Agreement that arises prior to the effectiveness of such termination.

         9.3 SPECIFIC PERFORMANCE. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event any Party either violates or fails or refuses to perform any covenant made by it herein, the other Party will be without adequate remedy at law. Each Party agrees, therefore, that in the event that it violates, fails or refuses to perform any covenant or agreement made by it herein, the other Party, so long as it is not in breach hereof, may, in addition to the remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

                                   ARTICLE 10
                                    SURVIVAL

         10.1 SURVIVAL. The representations and warranties of the Companies and the Purchaser set forth herein shall survive the Closing for a period of one
(1) year.

                                   ARTICLE 11
                                 INDEMNIFICATION

         11.1     INDEMNIFICATION BY THE COMPANIES. Subject to the terms of this
Article 11, the Companies, jointly and severally, shall indemnify, defend, save and hold harmless the Purchaser and its subsidiaries, predecessors, successors, members, managers, directors, officers, employees, agents, representatives and assigns (collectively, the "PURCHASER

INDEMNIFIED PARTIES"), from and against any Claims (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, "INDEMNIFIABLE DAMAGES"), suffered by Purchaser Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

                  (a) any breach of any of the representations, warranties, covenants or agreements made by the Companies in this Agreement or in the other Purchase Agreements;

                  (b) any breach of any representation, warranty, covenant or agreement in a document, certificate or affidavit delivered by the Companies at the Closing;

                  (c)      any Excluded Liabilities; or

                  (d)      any "Hacker Liabilities" as defined in Section 1.5.

         11.2     INDEMNIFICATION BY PURCHASER. Subject to the terms of this
Article 11, Purchaser shall indemnify, defend, save and hold harmless the Companies and each of their officers, managers, members, directors, employees, agents, representatives and assigns (collectively, the "Company Indemnified Parties"), from and against any Indemnifiable Damages suffered by the Company Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

                  (a) any breach of any of the representations, warranties, covenants and agreements made by the Purchaser in this Agreement or in the other Purchase Agreements;

                  (b) any breach of any representation, warranty, covenant or agreement in a document, certificate or affidavit delivered by the Purchaser at the Closing; or

                  (c)      any Assumed Liabilities.

         11.3     CLAIMS FOR INDEMNIFICATION.

                  (a) PROCEDURE. The Party seeking indemnification (the "INDEMNIFIED PARTY") shall give the Party from whom indemnification is sought (the "INDEMNIFYING PARTY") a written notice ("NOTICE OF CLAIM") within sixty
(60) days of the discovery of any loss, liability, claim or expense in respect of which the right to indemnification contained in this Article 11 may be claimed; provided, however, that the failure to give such notice within such sixty (60) day period shall not result in the waiver or loss of any right to bring such claim hereunder after such period unless, and only to the extent that, the other Party is actually prejudiced by such failure. In the event a claim is pending or threatened or the Indemnified Party has a reasonable belief as to the validity of the basis for such claim, the Indemnified Party may give written notice (a "NOTICE OF POSSIBLE CLAIM") of such claim to the Indemnifying Party, regardless of whether a loss has arisen from such claim. A Party shall have no liability under this Article 11 for a breach of a representation and warranty, unless a Notice of Claim or Notice of Possible Claim therefor is delivered by the Indemnified Party prior to May 1, 2002; provided, however, that any Notice of Claim or Notice of Possible Claim for the consequential damage of loss of contract on account of "hacker liabilities" as set forth in Section 1.5 hereof, shall be provided within 5 days following the 90 day period referenced in Section 1.5 hereof; provided further, that the limitations set forth in this
Article 11 shall not apply to liability under this Article 11 for any fraudulent breach of a representation or warranty in this Agreement. Any Notice of Claim or Notice of Possible Claim shall set forth the representations, warranties, covenants and agreements with respect to which the claim is made, the specific facts giving rise to an alleged basis for the claim and the amount of liability asserted or anticipated to be asserted by reason of the claim.

                  (b) EXCLUDED COSTS. Indemnifiable Damages shall not include expenses and costs, including without limitation the cost of unrelated third party retained services, incurred by the Indemnified Party for purposes of determining whether a Claim exists, to the extent that no Claim is made as a result of such investigation; provided, however, that such costs and expenses shall be Indemnifiable Damages to the extent any Indemnified Party successfully makes a Claim based on information resulting from such investigation. In no event shall staff time and associated overhead and expenses be considered Indemnifiable Damages.

                  (c) INSURANCE. In the event insurance coverage maintained and paid for by the Indemnifying Party prior to Closing is available with respect to any Claim for which the Indemnified Party recovers Indemnifiable Damages, the Indemnified Party shall assign any claims under such policy to the Indemnifying Parties for recovery of such insurance proceeds. To the extent any Indemnified Party obtains proceeds from an insurer, no duplicate recovery by such Indemnified Party shall be permitted.

                  (d) PERIOD TO SETTLE. The Indemnifying Party shall be afforded a reasonable opportunity to collect, settle or mitigate any Claim following receipt of the Notice of Claim, provided that the Indemnifying Party acknowledges in writing that the Claim is indemnifiable, in full, hereunder.

         11.4 DEFENSE OF CLAIM BY THIRD PARTIES. If any claim is made by a third party against a Party to this Agreement that, if sustained, would give rise to a liability of another Party under this Agreement, the Party against whom the claim is made shall promptly cause notice of the claim to be delivered to the other Party and shall afford the other Party and its counsel, at the other Party's sole expense, the opportunity to join in the defense and settlement of the claim. The failure to provide such notice will not relieve the Indemnifying Party of liability under this Agreement unless, and only to the extent that, the Indemnifying Party is actually prejudiced by such failure.

         11.5 THIRD PARTY CLAIM ASSISTANCE. From time to time after the Closing, the Purchaser and the Companies shall provide or cause their appropriate employees or representatives to provide the other Parties with information or data and otherwise assist as reasonably requested in connection with the handling and defense of any third party claim or litigation (including counterclaims filed by the parties) in respect to which a Party may be required to indemnify another Party under this Agreement. The Party receiving such information or data shall reimburse the other Parties for all of their reasonable costs and expenses in providing these services, including, without limitation, (i) all out of pocket, travel and similar expenses incurred by their personnel in rendering these services; and (ii) all fees and expenses for services performed by third parties engaged by or at the request of such other Parties.

         11.6 SETTLEMENT OF INDEMNIFICATION CLAIMS. If a recipient of a Notice of Claim desires to dispute such claim, it shall, within thirty (30) days after receipt of the Notice of Claim, give counter-notice, setting forth the basis for disputing such claim, to Purchaser or the Companies, as the case may be. If no such counter-notice is given within such thirty (30) day period, or if Purchaser or the Companies, as the case may be, acknowledge liability for indemnification, then the amount claimed shall be promptly satisfied as provided in Section 11.7. If, within thirty (30) days after the receipt of counter-notice by Purchaser or the Companies, as the case may be, the Companies and Purchaser shall not have reached agreement as to the claim in question, then the Party disputing the claim shall satisfy any undisputed amount as specified in Section
11.7 and the disputed amount of the claim of indemnification shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Such arbitration shall be held in the Louisville, Kentucky area before a panel of three (3) arbitrators, one selected by each of the Parties and the third selected by mutual agreement of the first two, and all of whom shall be independent and impartial under the rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement. To the extent the decision of the arbitrators is that a Party shall be indemnified hereunder, the amount shall be satisfied as provided in
Section 11.7. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction. The date of the arbitrator's decision or the date a claim otherwise becomes payable pursuant to this Section 11.6 is referred to as the "DETERMINATION DATE."

         11.7 MANNER OF INDEMNIFICATION. Where the Companies are obligated to indemnify the Purchaser Indemnified Parties under this Section 11.7 after the Closing Date, such indemnity obligation must be satisfied first pursuant to the Escrow Agreement. Thereafter, or if the Closing Date fails to occur for any reason, such indemnity obligation must be satisfied by the Companies by paying to that Purchaser Indemnified Party cash in an amount equal to the applicable Indemnified Damages, subject to the limitations set forth in this Article 11. Where the Purchaser is obligated to indemnify the Company Indemnified Parties under this Section 11.7, such indemnity obligation shall be satisfied by the Purchaser by paying to that Company Indemnified Party cash in an amount equal to the applicable Indemnified Damages, subject to the limitations set forth in this
Article 11.

         11.8     CERTAIN LIMITATIONS. Notwithstanding the foregoing in this
Article 11, the indemnification obligations of the parties shall not be affected by any investigation made by the parties hereto prior to the date hereof or the Closing Date and shall be subject to the following limitations.

                  (a) No indemnification shall be made for breaches of representations and warranties pursuant to this Article 11 until the total Indemnifiable Damages for which the Indemnifying Party would be liable exceeds $30,000, in which event the Indemnifying Party shall indemnify to the full amount of any excess.

                  (b) No indemnification shall be made for breaches of representation and warranties or for "hacker liabilities" as set forth in
Section 1.5 pursuant to this Article 11 to the extent Indemnifiable Damages to be paid by the Companies, on the one hand, or Purchaser, on the other hand, exceed $1,275,000.

                  (c) An Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to this Article 11 for breaches of representations and warranties only for those Damages as to which the Indemnified Party has given the Indemnifying Party a Notice of Claim or Notice of Possible Claim thereof within one (1) year after the Closing Date.

                  (d) The limitations set forth in Sections 11.8(a), (b) and (c) shall not apply to Damages arising out of fraud.

         11.9 INDEMNIFICATION IS EXCLUSIVE REMEDY. In the absence of fraud or intentional torts and except for non-monetary equitable relief, if the Closing occurs, indemnification pursuant to the provisions of this Article 11 shall be the sole and exclusive remedy of the Parties for any breach of any Indemnifiable Damages suffered by any Party.

                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1     EXPENSES.

                  (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal and accounting fees and expenses) shall be borne by the Party incurring such costs and expenses and shall be paid by such Party prior to or on the Closing Date.

                  (b) Notwithstanding any provision in this Agreement to the contrary, if any of the Parties shall willfully default in its obligations hereunder, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting Party for all damages, costs and expenses, including without limitation reasonable legal and accounting expenses incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

         12.2 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight or express courier, sent by registered or certified mail, postage prepaid, or by telefax (with subsequent delivery via one of the two previous methods) as follows:

                  (a)      If to Purchaser, to:
                           iPay, LLC
                           232 Poplar Street
                           Elizabethtown, Kentucky 42701
                           Attn: President
                           Telefax: (502) 737-1182

                           Copy (which shall not constitute notice) to:

                           Middleton & Reutlinger
                           2500 Brown & Williamson Tower
                           Louisville, Kentucky 40202
                           Attn: Kent Hatfield
                           Telefax: (502) 561-0442

                  (b)      If to the Companies, to:
                           Netzee, Inc.
                           6190 Powers Ferry Road, Suite 400
                           Atlanta, Georgia  30339
                           Attn: Richard S. Eiswirth, Senior Executive Vice
                                    President, Chief Financial Officer and
                                    Secretary
                           Telefax: (770) 200-7150

                           Copy (which shall not constitute notice) to:

                           Sutherland Asbill & Brennan LLP
                           999 Peachtree Street, N.E.
                           Suite 2300
                           Atlanta, Georgia 30309
                           Attn: Mark D. Kaufman
                           Telefax: (404) 853-8806

or such other addresses and telefax numbers as shall be furnished in writing by any Party, and any such notice or communications shall be deemed to have been given (i) when personally delivered, (ii) as of three business days after the date actually sent by mail, (iii) the next business day after the date actually sent via overnight mail or express courier and (iv) upon telefax confirmation of receipt to addressee by the sender.

         12.3 PARTIES IN INTEREST. This Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their respective successors, representatives and assigns. This Agreement (and the rights and interests herein) may not be assigned by any Party without the written consent of the other Parties; provided, however, Purchaser may assign its interests herein to (a) an entity controlling, controlled by or under common control with Purchaser or (b) a purchaser or transferee of all or substantially all of the business or assets of Purchaser, whether by sale of stock or assets, merger or otherwise. ANY ATTEMPTED ASSIGNMENT IN CONTRAVENTION OF THE FOREGOING SHALL BE NULL AND VOID. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person or entity any rights or remedies under or by reason of this Agreement.

         12.4 ENTIRE AGREEMENT. This Agreement, which includes the Disclosure Schedules, Exhibits and the other documents, agreements, certificates and instruments executed and delivered pursuant to or in connection with this Agreement (collectively, the "PURCHASE AGREEMENTS"), contains the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

         12.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any Party may deliver an executed copy of this Agreement and any documents contemplated hereby by facsimile transmission to another Party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

         12.6     GOVERNING LAW.

                  (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF KENTUCKY, EXCLUDING CHOICE OF LAW PRINCIPLES.

                  (b) Purchaser and the Companies consent to the exclusive jurisdiction and venue of the courts of any county in the State of Kentucky and the United States Federal District Courts of Kentucky, in any judicial proceeding brought to enforce this Agreement. The Parties agree that any forum other than the State of Kentucky is an inconvenient forum and that a lawsuit (or non-compulsory counterclaim) brought by one Party against another Party, in a court of any jurisdiction other than the State of Kentucky should be forthwith dismissed or transferred to a court located in the State of Kentucky.

         12.7 INVALIDITY OF ANY PART. If any provision or part of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         12.8 TIME OF THE ESSENCE; COMPUTATION OF TIME. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a federal, public or legal holiday, the Party having such right or duty shall have until 5:00 p.m., Louisville, Kentucky time on the next succeeding regular business day to exercise such right or to discharge such duty.

         12.9 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties hereto.

         12.10 EXTENSION; WAIVER. Any agreement on the part of any Party to any extension or waiver shall be valid only if it is set forth in an instrument in writing signed on behalf of the Party against whom the waiver is sought to be enforced and shall apply only to the specific condition, representation or warranty identified by the writing as being waived, extended or modified.

                  IN WITNESS WHEREOF, Purchaser and the Companies have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                    PURCHASER:
                                    iPAY, LLC


                                    By:      /s/ Dana Smolenski
                                        -------------------------------

                                    Its:     President
                                        -------------------------------

                                    THE COMPANIES:
                                    Netzee, Inc.


                                    By:       /s/ Donny R. Jackson
                                        -------------------------------
                                    Its:     President and CEO
                                        -------------------------------

                                    Call Me Bill, LLC


                                    By:       /s/ Donny R. Jackson
                                        -------------------------------
                                    Its:     President and CEO
                                        -------------------------------